Exhibit 99.1

ATI Announces Second Quarter 2014 Results

Second Quarter 2014 Results From Continuing Operations

  Sales increased 13% to $1.12 billion compared to Q1 2014, and nearly 6% compared to the second quarter 2013
  Segment operating profit was $65.2 million, or 5.8% of sales
  Segment operating profit and income before taxes were impacted by HRPF start-up costs of $4.0 million and $11.4 million of costs associated with the qualification of the Rowley titanium sponge facility
  Net loss attributable to ATI was $3.8 million, or $(0.03) per share, including the HRPF and Rowley costs
  Cash on hand was $355 million
  Total debt to total capitalization declined to 34.8%
  Gross cost reductions were $41 million, bringing first six months to $71 million

PITTSBURGH--(BUSINESS WIRE)--July 22, 2014--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2014 sales of $1.119 billion and a loss from continuing operations attributable to ATI of $3.8 million, or $(0.03) per share. Second quarter 2014 results include $4.0 million pre-tax, or $2.8 million, net of tax, of Hot-Rolling and Processing Facility (HRPF) start-up costs, and $11.4 million pre-tax, or $8.1 million, net of tax, of costs related to the Rowley titanium sponge facility Premium Quality (PQ) qualification process. Results improved over the first quarter 2014 net loss attributable to ATI of $18.1 million, or $(0.17) per share, on sales of $0.987 billion. First quarter 2014 results included pre-tax HRPF start-up costs of $2.3 million and Rowley titanium sponge PQ qualification costs of $14.8 million. For the second quarter 2013, net income from continuing operations attributable to ATI was $3.7 million, or $0.04 per share, on sales of $1.057 billion.

“We continued to see improvement in end market demand as we moved through the second quarter 2014. Sales increased 13% compared to the first quarter 2014 due to improved demand for our nickel-based alloys and superalloys, and titanium alloys in the High Performance Materials & Components segment, as well as increased shipments in our Flat Rolled Products segment,” said Rich Harshman, Chairman, President and Chief Executive Officer. “Segment operating profit improved to $65.2 million, or 5.8% of sales, a 50% increase compared to the first quarter 2014. Segment operating profit was negatively impacted by $15.4 million of start-up and qualification costs associated with two strategic growth projects, the HRPF and the Rowley titanium sponge facility.

“Demand from the jet engine market is improving for both new builds and aftermarket spares. Sales to the oil & gas market in the second quarter 2014 were 30% higher than in the first quarter. The markets for flat-rolled stainless sheet and plate and grain-oriented electrical steel continue to improve and modest base price increases are being realized on non-contract business. In addition, demand from global projects in the industrial titanium market is beginning to shows signs of modest improvement after a lengthy period of stagnation.”

ATI’s sales to the key global markets of aerospace and defense, oil & gas/chemical process industry, electrical energy, and medical represented 67% of ATI first half 2014 sales, as follows:

Aerospace & defense	34%
Oil & gas/chemical process industry	17%
Electrical energy	11%
Medical	5%

For the first half of 2014, international sales were $797 million and represented 38% of ATI’s sales.

High-value products sales were over 77% of ATI first half 2014 sales. Sales of nickel-based alloys and superalloys, and specialty alloys represented 26% of first half 2014 ATI sales. Sales of our titanium mill products, including Uniti joint venture conversion, represented 15% of first half 2014 ATI sales. Total titanium mill product shipments, including flat rolled titanium products, were 9.3 million pounds in the second quarter 2014, bringing the first half total to 18.0 million pounds. Sales of precision forgings, castings and components represented 13% of first half 2014 sales. Sales of flat rolled Precision Rolled Strip® products and engineered strip products represented 13% of first half 2014 ATI sales.

“Sales in our High Performance Materials & Components segment increased 6% compared to the first quarter 2014. Segment operating profit was $85.1 million, or 16.6% of sales, and included a $27.0 million benefit primarily associated with the reversal of our remaining LIFO-related net realizable value reserves recognized in the fourth quarter of 2013, when the carrying value of our inventory as valued on a LIFO basis exceeded replacement cost. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by our strategic decision to use ATI-produced titanium sponge rather than lower cost titanium units to manufacture certain titanium products. This is expected to continue throughout 2014.

“Flat Rolled Products segment sales increased 20% compared to the first quarter 2014. Shipments of high-value products increased 9% and shipments of standard products (stainless sheet and plate) increased 17%. Segment operating results were a loss of $19.9 million, or (3.3)% of sales, primarily due to $29.9 million of LIFO inventory valuation reserve charges, primarily as a result of significant raw material cost inflation, particularly nickel, which is expected to continue to negatively impact our results throughout the remainder of 2014; start-up costs of $4.0 million related to the HRPF; and a major portion of the PQ qualification process costs related to the Rowley titanium sponge facility. We expect HRPF pre-tax start-up costs of approximately $12 million in the third quarter 2014 as the pace of the hot commissioning process accelerates. We continue to expect $30-$35 million in start-up costs for the full year 2014.

“The Premium Qualification (PQ) program at Rowley remains on schedule. We have melted all of the titanium sponge into mill products, which are now undergoing processing and quality testing. The Rowley facility is an important part of our long-term titanium products growth strategy. The facility is expected to provide ATI with a reliable, safe, and secure supply of high quality, competitive titanium sponge. Until the completion of the PQ program, Rowley is being operated at low rates resulting in higher than normal sponge costs.

“HRPF cold commissioning began in the first quarter 2014 and progressed to hot commissioning and the start of operational integration in the second quarter 2014. Hot commissioning of the HRPF is expected to be completed in the fourth quarter 2014. The HRPF is a critical part of our strategy to transform our flat rolled products business into a more competitive and consistently profitable business. It is designed to significantly expand our product offering capabilities, shorten manufacturing cycle times, reduce inventory requirements, and improve the cost structure of our flat rolled products business. We expect to begin to realize these benefits in 2015 upon the completion of the commissioning process.

“Cost reduction remains a strategic focus and we have targeted a minimum of $100 million in new gross cost reductions for 2014. We achieved $41 million in gross cost reductions across ATI’s operations during the second quarter 2014, bringing our year to date total to over $71 million. These cost reductions are expected to benefit ATI operations over the rest of 2014 and beyond. Managed working capital was reduced to 33.2% of annualized sales at the end of June 2014 from 39.4% at year-end 2013 due primarily to improved business activity levels.

“Our balance sheet remains solid with cash on hand of $355 million, net debt to total capitalization of 29.1%, and total debt to total capitalization at 34.8% at the end of the second quarter 2014. In June, our $402.5 million convertible notes matured, with $397.5 million paid at maturity. There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility. Including ongoing investments associated with the HRPF project, we currently expect 2014 capital expenditures to be approximately $300 million, of which $98 million was spent in the first half.”

Results of operations, including discontinued operations, were as follows:

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2014	2013	2014	2013

Sales from continuing operations	$1,119.0	$1,056.8	$ 2,106.3	$2,155.8
Amounts attributable to ATI common stockholders:
Income (loss) from continuing operations attributable to ATI	$(3.8)	$3.7	$ (21.9)	$13.4
Income (loss) from discontinued operations attributable to ATI	(0.2)	0.7	(2.1)	1.0
Net income (loss) attributable to ATI	$(4.0)	$4.0	$ (24.0)	$14.4

	Per Diluted Share
Diluted net income (loss) per common share:
Continuing operations attributable to ATI per common share	$(0.03)	$0.04	$ (0.20)	$0.13
Discontinued operations attributable to ATI per common share	−	−	(0.02)	−
Net income (loss) attributable to ATI per common share	$(0.03)	$0.04	$ (0.22)	$0.13

Strategy and Outlook

“We continue to see signs of sustainable improvement and demand growth from most of our end markets,” Mr. Harshman said. “Lead times are extending for many of our products, modest base-selling price increases are being realized in much of our transactional business, and raw material surcharges/indices are moving in a positive direction.

“We were busy during last week’s Farnborough Airshow. Discussions with our strategic customers were broader and deeper than at any previous airshow. The unprecedented production rate ramp up of next-generation airframes and jet engines is beginning and our customers know that we have the enabling technologies, capabilities and capacities needed to support their requirements. ATI has made the necessary capital investments and strategic acquisitions in technology, manufacturing capabilities and next-generation alloys, parts and components over the past several years to support our customers’ needs and requirements. These investments are now on the precipice of creating value for our stockholders as demand grows over the next three to five years.

“As we look ahead to the third quarter 2014, we expect business conditions to continue to improve, resulting in improved operating results before taking into account start-up and qualification costs and net inventory valuation charges. While these improving conditions are encouraging, we expect third quarter 2014 results to continue to be negatively impacted by start-up and qualification costs associated with our two strategic growth projects, namely HRPF and Rowley. HRPF start-up costs in the third quarter are expected to increase to approximately $12 million, pre-tax, as we accelerate the commissioning process. This compares to HRPF start-up costs of $2.3 million and $4.0 million in the first quarter and second quarter 2014, respectively. We expect that the third quarter 2014 will be impacted by approximately $6 million of costs as we continue the Rowley titanium sponge PQ program. In addition, based on current year-end forecasted raw material costs, we expect net LIFO/NRV inventory valuation reserve charges of approximately $19 million, pre-tax, in the third quarter, compared to zero and $2.9 million in the first and second quarters 2014, respectively.

“Excluding these costs and inventory valuation charges, we expect pre-tax operating results from continuing operations to improve by $15 million to $20 million in the third quarter 2014, compared to the second quarter 2014.”

Second Quarter 2014 Financial Results

  Sales for the second quarter 2014 were $1,119.0 million, increasing 13% sequentially compared to the first quarter 2014 and 6% compared to the second quarter of 2013. Compared to the first quarter 2014, sales increased 6% in the High Performance Materials & Components segment from higher shipments of titanium and nickel-based alloys. Flat Rolled Products segment sales increased 20% compared to the first quarter 2014 due to higher shipments of both high-value and standard products, and improved selling prices.
  Second quarter 2014 segment operating profit was $65.2 million, or 5.8% of sales, compared to segment operating profit of $43.5 million, or 4.4% of sales, in the first quarter 2014, and segment operating profit of $70.2 million, or 6.6% of sales, in the second quarter 2013. Second quarter 2014 results included $28.9 million in LIFO inventory valuation reserve charges, predominantly in the Flat Rolled Products segment, which were largely offset by the reversal of the remaining $26.0 million of net realizable value inventory valuation reserves. Second quarter 2014 results also included $4.0 million of HRPF start-up costs, and $11.4 million of higher costs related to the Rowley titanium sponge facility PQ qualification process, including inventory valuation charges related to the market-based valuation of industrial titanium products, higher raw material costs due to the strategic decision to use ATI-produced titanium sponge rather than other lower cost titanium units to manufacture certain products, and higher production costs due to lower operating rates during the PQ qualification process.
  Income (loss) from continuing operations attributable to ATI for the second quarter 2014 was a loss of $3.8 million, or $(0.03) per share. For the second quarter 2013, income from continuing operations attributable to ATI was $3.7 million, or $0.04 per share.
  Cash on hand was $355.1 million, a decrease of $671.7 million from year-end 2013. Cash flow used in operations for the first half 2014 was $37.5 million, including a $19.4 million improvement in operating cash flow in the second quarter 2014. Cash flow used in investing activities was $188.3 million for acquisitions and capital expenditures. Cash flow used in financing activities was $445.9 million and included $403.4 million of net debt repayments.
  Gross cost reductions, before the effects of inflation, totaled $41.3 million company-wide in the second quarter 2014, and were $71.5 million for the 2014 first half.

High Performance Materials & Components Segment

Market Conditions

  Demand in the second quarter 2014 improved for many of our products compared to the first quarter 2014. Sales to the jet engine and airframe aerospace markets increased 2%. Demand also improved from the oil & gas, electrical energy, medical, and construction & mining markets. Sales to the chemical process industry market remained weak on low project-based demand. Mill product shipments of our nickel-based and specialty alloys increased 9% on slightly higher average prices. Shipments and average prices of titanium and titanium alloys were flat compared to the first quarter. Shipments of our zirconium and related alloys were 14% higher, although average prices were 4% lower based on product mix. Sales of precision forgings, castings and components increased 5% compared to the first quarter 2014. International sales represented over 41% of total segment sales for the second quarter 2014.

Second quarter 2014 compared to second quarter 2013

  Sales increased 2% to $514.1 million compared to the second quarter 2013 primarily as a result of higher mill product shipments, which were partially offset by lower base-selling prices for most products, and lower raw material surcharges. Sales of nickel-based and specialty alloys were 13% higher than the second quarter 2013. Sales of titanium and titanium alloys were 3% lower than the prior year period. Forged and cast product components sales were 3% lower, while sales for zirconium and related alloys were 6% higher.
  Segment operating profit increased to $85.1 million, or 16.6% of total sales, compared to $69.0 million, or 13.7% of total sales, for the second quarter 2013, primarily as a result of higher shipments and a $27.0 million benefit in the second quarter 2014 primarily associated with the reversal of our remaining LIFO-related net realizable value reserves recognized in the fourth quarter of 2013, when the carrying value of our inventory as valued on the LIFO inventory accounting method exceeded replacement cost. Second quarter 2013 segment results included an $11.8 million LIFO benefit. Segment results continued to be negatively impacted by low operating rates at our Rowley, UT titanium sponge facility and by the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products.
  Results benefited from $23.2 million of gross cost reductions in the second quarter 2014.

Flat Rolled Products Segment

Market Conditions

  Demand improved compared to the first quarter 2014 across both industrial and consumer-oriented markets, including the oil & gas/chemical process industry, electrical energy, automotive, food equipment and appliances, and transportation markets. Compared to the first quarter, shipments increased 9% for high-value products, particularly for titanium products and nickel-based alloys. Standard products (stainless sheet and plate) shipments were 17% higher. Second quarter 2014 Flat Rolled Products segment titanium shipments, including Uniti joint venture conversion, were 2.8 million pounds, a 17% increase compared to the first quarter 2014, as demand for titanium sheet products from global industrial markets improved. International sales represented 35% of total segment sales for the second quarter 2014.

Second quarter 2014 compared to second quarter 2013

  Sales were $604.9 million, 9% higher than the prior year period, primarily due to higher shipments of both high-value and standard products. Shipments of high-value products increased 11% compared to the second quarter 2013, with shipments of our Precision Rolled Strip® and engineered strip products, and nickel-based alloys showing the largest increases. Shipments of standard stainless products increased 15%. Average selling prices declined 4% for high-value products and 1% for standard stainless products, compared to the second quarter 2013, as recent base price increases and increasing raw material surcharges have not reached the selling prices of the 2013 period. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table.
  Segment operating results were a loss of $19.9 million, or (3.3)% of total sales, compared to a profit of $1.2 million, or 0.2% of total sales, in the second quarter 2013. The decrease in operating results was primarily due to higher inventory costs. Second quarter 2014 segment operating results included a $29.9 million LIFO inventory valuation reserve charge, compared to a $12.6 million LIFO inventory valuation reserve benefit in the prior year quarter. Additionally, the second quarter 2014 included a major portion of the higher costs related to the Rowley titanium sponge facility, including charges for the market-based valuation of industrial titanium products, as well as higher raw material costs due to the strategic decision to use ATI-produced titanium sponge rather than lower cost titanium scrap to manufacture certain titanium products. Segment results also included $4.0 million of start-up costs for the HRPF.
  Results benefited from $18.1 million in gross cost reductions in the second quarter 2014.

Other Items

  Interest expense, net of interest income and capitalized interest, for the second quarter 2014 was $28.5 million, compared to $13.9 million in the second quarter 2013. The increase in interest expense was primarily due to reduced capitalized interest and higher debt levels.
  Capitalized interest on major strategic capital projects reduced interest expense by $1.4 million and $10.6 million for the 2014 and 2013 second quarters, respectively. Capitalized interest for both periods primarily related to the HRPF project.
  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $24.1 million in the second quarter 2014, compared to $32.5 million in the second quarter 2013. The decrease was primarily due to the use of a higher discount rate to value retirement benefit obligations. Approximately 85% of 2014 retirement benefit expense is included in cost of sales, with the remainder included in selling and administrative expenses.

Cash Flow, Working Capital and Debt

  Cash on hand was $355.1 million at June 30, 2014, a decrease of $671.7 million from year-end 2013.
  Cash flow used in operations in the first six months of 2014 was $37.5 million, including a $127.6 million investment in managed working capital associated with increased business activity. The increase in managed working capital in 2014 resulted from a $122.9 million increase in accounts receivable and an $87.3 million increase in inventory, partially offset by an $82.6 million increase in accounts payable. At June 30, 2014, managed working capital was 33.2% of annualized sales, compared to 39.4% of annualized sales at year-end 2013. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $188.3 million in 2014, and included $92.5 million for the acquisitions of Dynamic Flowform Corp. and Hanard Machine, Inc., and $97.9 million of capital expenditures, primarily related to the HRPF.
  Cash used in financing activities was $445.9 million in 2014 due to $403.4 million of debt repayments, including the June 2014 retirement of our convertible notes. Financing activities for the six months ended June 30, 2014 also included $38.6 million in dividends paid to shareholders.
  Net debt as a percentage of total capitalization was 29.1% at June 30, 2014, compared to 24.1% at the end of 2013. Total debt to total capital was 34.8% at June 30, 2014, compared to 40.2% at the end of 2013.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic credit facility, although a portion of the letters of credit capacity was utilized.

ATI will conduct a conference call with investors and analysts on Tuesday, July 22, 2014, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at www.ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the ATI website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical process industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Materials Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.0 billion for the twelve months ended June 30, 2014. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2014	2014	2013	2014	2013

Sales	$1,119.0	$987.3	$1,056.8	$2,106.3	$2,155.8
Costs and expenses:
Cost of sales	1,029.5	917.1	969.1	1,946.6	1,967.6
Selling and administrative expenses	65.7	67.7	67.1	133.4	139.5
Income before interest, other income and income taxes	23.8	2.5	20.6	26.3	48.7
Interest expense, net	(28.5)	(29.1)	(13.9)	(57.6)	(28.3)
Other income (expense), net	1.3	0.6	(0.2)	1.9	0.9
Income (loss) from continuing operations before income taxes	(3.4)	(26.0)	6.5	(29.4)	21.3
Income tax provision (benefit)	(2.9)	(10.0)	0.6	(12.9)	4.1
Income (loss) from continuing operations	(0.5)	(16.0)	5.9	(16.5)	17.2
Income (loss) from discontinued operations, net of tax	(0.2)	(1.9)	0.7	(2.1)	1.0
Net income (loss)	$(0.7)	$(17.9)	$6.6	$(18.6)	$18.2
Less: Net income attributable to noncontrolling interests	3.3	2.1	2.2	5.4	3.8
Net income (loss) attributable to ATI	$(4.0)	$(20.0)	$4.4	$(24.0)	$14.4

Basic net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.03)	$(0.17)	$0.04	$(0.20)	$0.13
Discontinued operations attributable to ATI per common share	-	(0.02)	-	(0.02)	-
Basic net income (loss) attributable to ATI per common share	$(0.03)	$(0.19)	$0.04	$(0.22)	$0.13

Diluted net income (loss) per common share
Continuing operations attributable to ATI per common share	$(0.03)	$(0.17)	$0.04	$(0.20)	$0.13
Discontinued operations attributable to ATI per common share	-	(0.02)	-	(0.02)	-
Diluted net income (loss) attributable to ATI per common share	$(0.03)	$(0.19)	$0.04	$(0.22)	$0.13

Amounts attributable to ATI common stockholders
Income (loss) from continuing operations, net of tax	$(3.8)	$(18.1)	$3.7	$(21.9)	$13.4
Income (loss) from discontinued operations, net of tax	(0.2)	(1.9)	0.7	(2.1)	1.0
Net income (loss)	$(4.0)	$(20.0)	$4.4	$(24.0)	$14.4

Weighted average common shares
outstanding -- basic (millions)	107.1	107.0	106.8	107.0	106.7
Weighted average common shares
outstanding -- diluted (millions)	107.1	107.0	107.2	107.0	107.1
Actual common shares outstanding--
end of period (millions)	108.7	108.6	108.0	108.7	108.0

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2014	2014	2013	2014	2013
Sales:
High Performance Materials & Components	$514.1	$484.4	$504.1	$998.5	$1,044.2
Flat Rolled Products	604.9	502.9	552.7	1,107.8	1,111.6
Total External Sales	$1,119.0	$987.3	$1,056.8	$2,106.3	$2,155.8
Operating Profit (Loss):
High Performance Materials & Components	$85.1	$69.1	$69.0	$154.2	$144.0
% of Sales	16.6%	14.3%	13.7%	15.4%	13.8%
Flat Rolled Products	(19.9)	(25.6)	1.2	(45.5)	3.7
% of Sales	-3.3%	-5.1%	0.2%	-4.1%	0.3%
Operating Profit	65.2	43.5	70.2	108.7	147.7
% of Sales	5.8%	4.4%	6.6%	5.2%	6.9%
Corporate expenses	(11.7)	(11.5)	(11.8)	(23.2)	(24.2)
Interest expense, net	(28.5)	(29.1)	(13.9)	(57.6)	(28.3)
Closed company and other expenses	(4.3)	(5.0)	(5.5)	(9.3)	(8.9)
Retirement benefit expense	(24.1)	(23.9)	(32.5)	(48.0)	(65.0)

Income (loss) from continuing operations before income taxes	$(3.4)	$(26.0)	$6.5	$(29.4)	$21.3

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$355.1	$1,026.8
Accounts receivable, net of allowances for
doubtful accounts of $4.9 and $5.3 at
June 30, 2014 and December 31, 2013, respectively	650.9	528.2
Inventories, net	1,406.5	1,322.1
Prepaid expenses and other current assets	97.7	67.6
Current assets of discontinued operations	3.6	6.1
Total Current Assets	2,513.8	2,950.8

Property, plant and equipment, net	2,916.8	2,874.1
Cost in excess of net assets acquired	785.1	727.9
Other assets	352.0	342.0
Noncurrent assets of discontinued operations	3.2	3.7

Total Assets	$6,570.9	$6,898.5

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$556.3	$471.8
Accrued liabilities	298.5	310.9
Deferred income taxes	26.2	3.5
Short term debt and current
portion of long-term debt	17.4	419.9
Current liabilities of discontinued operations	4.6	4.9
Total Current Liabilities	903.0	1,211.0

Long-term debt	1,520.7	1,527.4
Accrued postretirement benefits	425.3	442.4
Pension liabilities	355.8	368.2
Deferred income taxes	229.4	206.6
Other long-term liabilities	146.0	148.2
Total Liabilities	3,580.2	3,903.8

Redeemable noncontrolling interest	12.1	-

Total ATI stockholders' equity	2,875.7	2,894.2
Noncontrolling interests	102.9	100.5
Total Equity	2,978.6	2,994.7

Total Liabilities and Equity	$6,570.9	$6,898.5

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Six Months Ended
	June 30
	2014	2013

Operating Activities:

Net income (loss)	$(18.6)	$18.2

Depreciation and amortization	87.5	96.9
Deferred taxes	10.5	57.1
Change in managed working capital	(127.6)	(36.1)
Change in retirement benefits	10.9	32.3
Accrued liabilities and other	(0.2)	(110.4)
Cash (used in) provided by operating activities	(37.5)	58.0
Investing Activities:
Purchases of property, plant and equipment	(97.9)	(223.7)
Purchases of businesses, net of cash acquired	(92.5)	-
Asset disposals and other	2.1	0.5
Cash used in investing activities	(188.3)	(223.2)
Financing Activities:
Payments on long-term debt and capital leases	(403.4)	(5.9)
Net borrowings under credit facilities	-	0.6
Dividends paid to shareholders	(38.6)	(38.4)
Dividends paid to noncontrolling interest	-	(18.0)
Taxes on share-based compensation and other	(3.9)	(3.6)
Cash used in financing activities	(445.9)	(65.3)
Decrease in cash and cash equivalents	(671.7)	(230.5)
Cash and cash equivalents at beginning of period	1,026.8	304.6
Cash and cash equivalents at end of period	$355.1	$74.1

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2014	2014	2013	2014	2013
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	133,820	122,769	120,272	256,589	233,295
Standard	193,699	165,401	168,946	359,100	342,764
Flat Rolled Products total	327,519	288,170	289,218	615,689	576,059

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.60	$2.38	$2.71	$2.49	$2.75
Standard	$1.31	$1.25	$1.33	$1.28	$1.35
Flat Rolled Products combined average	$1.84	$1.73	$1.90	$1.79	$1.92

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2014	2014	2013	2014	2013
Continuing operations:
Numerator for Basic net income (loss) per common share -
Income (loss) from continuing operations attributable to ATI	$(3.8)	$(18.1)	$3.7	$(21.9)	$13.4
Effect of dilutive securities:
4.25% Convertible Notes due 2014	-	-	-	-	-
Numerator for Dilutive net income (loss) per common share -
Income (loss) from continuing operations attributable
to ATI after assumed conversions	$(3.8)	$(18.1)	$3.7	$(21.9)	$13.4

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.1	107.0	106.8	107.0	106.7
Effect of dilutive securities:
Share-based compensation	-	-	0.4	-	0.4
4.25% Convertible Notes due 2014	-	-	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	107.1	107.0	107.2	107.0	107.1

Basic income (loss) from continuing operations attributable
to ATI per common share	$(0.03)	$(0.17)	$0.04	$(0.20)	$0.13

Diluted income (loss) from continuing operations attributable
to ATI per common share	$(0.03)	$(0.17)	$0.04	$(0.20)	$0.13

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30,	December 31,
	2014	2013

Accounts receivable	$650.9	$528.2
Inventory	1,406.5	1,322.1
Accounts payable	(556.3)	(471.8)
Subtotal	1,501.1	1,378.5

Allowance for doubtful accounts	4.9	5.3
LIFO reserve	8.5	(29.4)
Inventory reserves	51.4	84.3
Corporate and other	4.5	2.7
Managed working capital of
discontinued operations	3.7	5.1
Managed working capital	$1,574.1	$1,446.5

Annualized prior 2 months
sales	$4,734.8	$3,675.0

Managed working capital as a
% of annualized sales	33.2%	39.4%

June 30, 2014 change in managed
working capital	$127.6

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30,	December 31,
	2014	2013

Total debt	$1,538.1	$1,947.3
Less: Cash	(355.1)	(1,026.8)
Net debt	$1,183.0	$920.5

Net debt	$1,183.0	$920.5
Total ATI stockholders' equity	2,875.7	2,894.2
Net ATI capital	$4,058.7	$3,814.7

Net debt to ATI capital	29.1%	24.1%

Total debt	$1,538.1	$1,947.3
Total ATI stockholders' equity	2,875.7	2,894.2
Total ATI capital	$4,413.8	$4,841.5

Total debt to total ATI capital	34.8%	40.2%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004
www.ATIMetals.com